Exhibit (h)(13)

CONFIDENTIAL	EXECUTION VERSION

Services Agreement

This Services Agreement (the “Agreement”) is entered into by and among:

1.	ALPS Fund Services, Inc., a corporation incorporated in the State of Colorado (“ALPS”);

2.	ALPS Series Trust, a Delaware statutory trust registered under the Investment Company Act of 1940, as amended (the “Trust”), on behalf of the series set forth in Appendix A hereto (each a “Fund” and collectively, the “Funds”).

This Agreement is made as of March 8, 2023 and is effective upon commencement of operations of the Fund (the “Effective Date”).

Trust and ALPS each may be referred to individually as a “Party” or collectively as “Parties.”

1.	Definitions; Interpretation

1.1.	As used in this Agreement, the following terms have the following meanings:

(a)         “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority).

(b)         “Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person.

(c)         “ALPS Associates” means ALPS and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, delegates, successors or assigns.

(d)         “ALPS Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by ALPS in connection with its performance of the Services.

(e)         “Business Day” means a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.

(f)         “Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.

(g)         “Client Data” means all data of Trust (or, if a Management entity receives Services, such entity), including data related to securities trades and other transaction data, investment returns, issue descriptions, and Market Data provided by Trust or Management and all output and derivatives thereof, necessary to enable ALPS to perform the Services, but excluding ALPS Property.

(h)         “Confidential Information” means any information about Trust or ALPS, including this Agreement, except for information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (iii) is generally known by Persons in the technology, securities, or financial services industries.

(i)          “Control” over a Person shall mean (i) the possession, directly or indirectly, of more than 50% of the voting power to elect directors, in the case of a Person that is a corporation, or members of a comparable governing body, in the case of a limited liability company, firm, joint-venture, association or other entity, in each case whether through the ownership of voting securities or interests, by contract or otherwise and (ii) with respect to a partnership, a general partner thereof or a Person having management rights comparable to those of a general partner shall be deemed to control such Person. The terms “Controlling” and “Controlled” shall have corollary meanings.

(j)          “Data Supplier” means a supplier of Market Data.

(k)         “Governing Documents” means the constitutional documents of an entity and, with respect to Trust, all minutes of meetings of the board of directors or analogous governing body and of shareholders meetings, and any registration statements, offering memorandum, subscription materials, board or committee charters, policies and procedures, investment advisory agreements, other material agreements, and other disclosure or operational documents utilized by Trust in connection with its operations, the offering of any of its securities or interests to investors, all as amended from time to time.

Exhibit (h)(13)

(l)          “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

(m)        “Law” means statutes, rules, regulations, interpretations and orders of any Government Authority.

(n)         “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

(o)        “Management” means the Trust’s officers, directors, employees, and, where relevant to the context of a statement in this Agreement, the then current Fund investment adviser and sub-advisor(s) (if any), including any officers, directors, employees or agents of the then current investment adviser and sub-advisor(s) (if applicable) who are responsible for the day to day operations and management of the Fund.

(p)         “Market Data” means third party market and reference data, including pricing, valuation, security master, corporate action and related data.

(q)         “Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

(r)         “Services” means the services listed in Schedule A-1.

(s)         “Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

(t)          “Trust Associates” means the Trust and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, delegates, successors or assigns.

1.2.        Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.

1.3.        Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and such schedules or appendices, the former shall control.

1.4.        Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.5.        The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.

2.	Services and Fees

2.1.        Subject to the terms of this Agreement, ALPS will perform the Services set forth in Schedule A-1 for Trust. ALPS shall be under no duty or obligation to perform any service except as specifically listed in Schedule A-1 or take any other action except as specifically listed in Schedule A-1 or this Agreement, and no other duties or obligations, including, valuation related, fiduciary or analogous duties or obligations, shall be implied. Trust requests to change the Services, including those necessitated by a change to the Governing Documents of Trust or a change in applicable Law, will only be binding on ALPS when they are reflected in an amendment to Schedule A-1.

2.2.        The Trust agrees to pay, the fees, charges and expenses on behalf of the Fund in accordance with, and in the manner set forth in, the fee letter(s) (a “Fee Letter”) which may be amended from time to time. Each Fee Letter is incorporated by reference into this Agreement and subject to the terms of this Agreement.

2.3.        In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by ALPS to one or more of its Affiliates or other Persons (and any required Trust consent to such delegation shall not be unreasonably revoked or withheld in respect of any such delegations), provided that such delegates are selected in good faith and with reasonable care and are monitored by ALPS. If ALPS delegates any Services, (i) such delegation shall not relieve ALPS of its duties and obligations hereunder, (ii) in respect of Personal Data, such delegation shall be subject to a written agreement obliging the delegate to comply with the relevant delegated duties and obligations of ALPS, and (iii) ALPS will identify such agents and the Services delegated and will update Trust when making any material changes in sufficient detail to enable Trust to object to a particular arrangement. ALPS shall be responsible and liable (pursuant to Section 6 of this Agreement) for the acts and omissions of any delegate.

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3.	Responsibilities

3.1.        The management and control of Trust are vested exclusively in the Trust. The Trust and its Management is responsible for and will make all decisions, perform all management functions relating to the operation of Trust/Fund, and shall authorize and are responsible for all transactions. Without limiting the foregoing, Trust shall:

(a)         Designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of Trust/Fund.

(b)         Evaluate the accuracy and accept responsibility for the results of the Services, review and approve all reports, analyses and records resulting from the Services and promptly inform ALPS of any errors it is in a position to identify.

(c)         Provide, or cause to be provided valuations of Fund’s assets and liabilities in accordance with Trust/Fund’s written valuation policies.

(d)         Provide ALPS with timely and accurate information including trading and Trust investor records, valuations and any other items required by ALPS in order to perform the Services and their duties and obligations hereunder.

3.2.        The Services, including any services that involve price comparison to vendors and other sources, model or analytical pricing or any other pricing functions, are provided by ALPS as a support function to Trust/Fund and do not limit or modify Trust’s/Fund’s responsibility for determining the value of Fund’s assets and liabilities.

3.3.        Trust is solely and exclusively responsible for ensuring that it complies with applicable Law and its respective Governing Documents. It is the Trust’s responsibility to provide all final Trust Governing Documents as of the Effective Date. Fund will notify ALPS in writing of any changes to the Trust Governing Documents that may materially impact the Services and/or that affect Fund’s investment strategy, liquidity or risk profile in any material respect prior to such changes taking effect. ALPS is not responsible for monitoring compliance by Trust or Management with (i) applicable Law, (ii) its respective Governing Documents or (iii) any investment restrictions.

3.4.        In the event that Market Data is supplied to or through ALPS Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by Trust in connection with the Services and (ii) not be disseminated by Trust or used to populate internal systems in lieu of obtaining a data license. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice. Notwithstanding anything in this Agreement to the contrary, neither ALPS nor any Data Supplier shall be liable to Trust or any other Person for any Losses with respect to Market Data, reliance by ALPS Associates or Trust on Market Data or the provision of Market Data in connection with this Agreement.

3.5.        Trust shall deliver, and procure that its agents, prime brokers, counterparties, brokers, counsel, advisors, auditors, clearing agents, and any other Persons promptly deliver, to ALPS, all Client Data and the then most current version of all Fund Governing Documents and any other material agreements relating to the Fund. Trust shall arrange with each such Person to deliver such information and materials on a timely basis, and ALPS will not be required to enter any agreements with that Person in order for ALPS to provide the Services. ALPS will promptly inform the Trust if ALPS does not have such information, or reasonably believes any such information is accurate or incomplete.

3.6.        Notwithstanding anything in this Agreement to the contrary, so long as they act in good faith, ALPS Associates shall be entitled to rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature received by ALPS Associates in connection with the performance of the Services and ALPS’s duties and obligations hereunder, without further enquiry or liability.

3.7.        Notwithstanding anything in this Agreement to the contrary, if ALPS is in doubt as to any action it should or should not take in its provision of Services, ALPS Associates may request directions, advice or instructions from the Trust, or as applicable, its Management, custodian or other service providers. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, the Trust will make available to and ALPS Associates may request advice from counsel for any of the Trust/Fund, the Trust’s independent board members, or the Fund’s Management (including its investment adviser or sub-adviser), each at the Trust/Fund’s expense.

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Exhibit (h)(13)

3.8.        Trust agrees that, to the extent applicable, if officer position(s) are filled by ALPS Associates, such ALPS Associate(s) shall be covered by the Trust’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and the Trust shall use reasonable efforts to ensure that such coverage be (i) reinstated should the Policy be cancelled; (ii) continued after such officer(s) cease to serve as officer(s) of the Trust on substantially the same terms as such coverage is provided for the other persons serving as officers of the Trust after such persons are no longer officers of the Trust; or (iii) continued in the event the Trust merges or terminates, on substantially the same terms as such coverage is continued for the other Trust officers (but, in any event, for a period of no less than six years).

4.	Term

4.1.        The initial term of this Agreement will commence on the Effective Date and continue until the second anniversary of the Effective Date (the “Initial Term”). Thereafter, this Agreement will automatically renew for a one (1) year term thereafter, unless either ALPS or Trust provides the other with a written notice of termination at least 90 calendar days prior to the commencement of any successive term (such periods, in the aggregate, the “Term”).

5.	Termination

5.1.        ALPS or the Trust also may, by written notice to the other, terminate this Agreement if any of the following events occur:

(a)         The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 30 calendar days after the non-breaching Party gives the other Party written notice of such breach.

(b)         The other Party (i) liquidates, terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, (iv) by the other Party if either Party becomes subject to a material Action or an Action that the Other Party reasonably determines could cause the other Party reputational harm.

(c)         Determination by the Board of Trustees of the Trust to authorize the cessation of operations or the liquidation of a Fund; provided, that such termination will apply exclusively with the respect to such Fund.

If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than 90 calendar days after the event. Notwithstanding the foregoing, the Trust shall be able to terminate the Trust’s Chief Compliance Officer (“CCO”) or CCO services at its discretion and at any time upon written notice to ALPS.

5.2.	If more than one Fund is subject to this Agreement:

(a)	[Reserved]

(a) The Trust is authorized to terminate this Agreement with respect to each Fund and to enter into the termination-related agreements and amendments on behalf of any terminated Fund contemplated by Section 5.3, in each case without any further action of the terminated Fund or any other Fund.

5.3.        Upon delivery of a termination notice, subject to the receipt by ALPS of all then-due fees, charges and expenses, ALPS shall continue to provide the Services up to the effective date of the termination notice; thereafter, ALPS shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to Schedule A-1 executed by ALPS. In the event of the termination of this Agreement, ALPS shall provide exit assistance by promptly supplying requested Client Data to the Trust, or any other Person(s) designated by such entities, in formats already prepared in the course of providing the Services; provided that all fees, charges and expenses have been paid, including any minimum fees set forth in Schedule B for the balance of the unexpired portion of the Term. In the event that Trust wishes to retain ALPS to perform additional transition or related post-termination services, including providing data and reports in new formats, the Trust and ALPS shall agree in writing to the additional services and related fees and expenses in an amendment to Schedule A-1 and/or Schedule B, as appropriate.

5.4.        Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.2., 6, 8, 9, 10, 11, 12 and of this Agreement shall survive the termination of this Agreement. To the extent any services that are Services are performed by ALPS for Trust after the termination of this Agreement all of the provisions of this Agreement except Schedule A-1 shall survive the termination of this Agreement for so long as those services are performed.

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Exhibit (h)(13)

6.	Limitation of Liability and Indemnification

6.1.        Notwithstanding anything in this Agreement to the contrary, ALPS Associates shall not be liable to Trust for any action or inaction of any ALPS Associate except to the extent of direct Losses determined by a court of competent jurisdiction to have arisen out of the gross negligence, willful misconduct or fraud of ALPS in the performance of ALPS’s duties or obligations under this Agreement. Except with respect to out-of-pocket expenses and judgments awarded against and payable by a Party resulting from a Third Party Claim for which that Party is entitled to indemnification under this Section 6.1 by the other Party, under no circumstances shall any Party be liable to any other Party for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. Trust shall indemnify, defend and hold harmless ALPS Associates from and against Losses (including reasonable legal fees and costs to enforce this provision) that ALPS and ALPS Associates suffer, incur, or pay as a result of any Claim or Third Party Claim. ALPS shall indemnify, defend and hold harmless the Trust Associates from and against direct losses that the Trust Associates suffer, incur, or pay as a result of any Claim or Third Party Claim to the extent arising out of ALPS’ gross negligence, willful misconduct or fraud in the performance of ALPS’ duties or obligations under this Agreement. Any expenses (including reasonable legal fees and costs) incurred by ALPS Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by Trust upon receipt by Trust of an undertaking by ALPS to repay such amount if it shall be determined that an ALPS Associate is not entitled to be indemnified. The maximum amount of cumulative liability of ALPS Associates to Trust for Losses arising out of the subject matter of, or in any way related to, this Agreement shall not exceed the fees paid by the Fund to ALPS under this Agreement for the most recent sixty (60) months immediately preceding the date of the event giving rise to the Claim. The Parties agree that the fees of reputable counsel shall be deemed reasonable.

7.	Representations and Warranties

7.1.	Each Party represents and warrants to each other Party that:

(a)         It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.

(b)         It has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement. The Parties acknowledge and that ALPS’ representation regarding its legal power and authority to own, lease and operate its business does not constitute a representation as it relates to access to and delivery of Market Data that is dependent on Data Suppliers and may be interrupted or discontinued with or without notice.

(c)         It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.

(d)         The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

7.2.        Trust represents and warrants to ALPS that: (i) it has actual authority to provide instructions and directions and that all such instructions and directions are consistent with the Governing Documents of Trust and other corporate actions thereof; (ii) it is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware; (iii) it is empowered under applicable laws and by its Declaration of Trust and By-laws (together, the "Organizational Documents") to enter into and perform this Agreement; (iv) the Board of Directors or Trustees of the Fund has duly authorized it to enter into and perform this Agreement; and (v) it will promptly notify ALPS of (1) any Action against it and (2) changes (or pending changes) in applicable Law with respect to Fund that are relevant to the Services.

8.	Client Data

8.1.        Trust (i) will provide or ensure that other Persons provide all Client Data to ALPS in an electronic format that is acceptable to ALPS (or as otherwise agreed in writing) and (ii) confirm that each Person has the right to so share such Client Data. As between ALPS and Trust, all Client Data shall remain the property of the Trust. Client Data shall not be used or disclosed by ALPS other than in connection with providing the Services and as permitted under Section 11.2. ALPS shall be permitted to act upon instructions from Management with respect to the disclosure or disposition of Client Data related to Trust, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions.

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Exhibit (h)(13)

8.2.        ALPS shall maintain and store material Client Data used in the official books and records of Trust for a rolling period of 7 years starting from the Effective Date, or such longer period as required by applicable Law or ALPS’ internal policies.

9.	Data Protection

9.1.        From time to time and in connection with the Services ALPS may obtain access to certain personal data from Fund or from Fund investors and prospective investors. Personal data relating to Trust and its Affiliates, members, shareholders, directors, officers, partners, employees and agents and of Trust investors or prospective investors will be processed by and on behalf of ALPS. Trust consents to the transmission and processing of such data outside the jurisdiction as provided in Section 13.3 in accordance with applicable Law.

10.	ALPS Property

10.1.      ALPS Property is and shall remain the property of ALPS or, when applicable, its Affiliates or suppliers. Neither Trust nor Management nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any ALPS Property, except as specifically set forth herein. Trust shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by ALPS to receive the same, any information concerning the ALPS Property and shall use reasonable efforts to prevent any such disclosure.

11.	Confidentiality

11.1.      Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.

11.2.	Each Party may disclose the other Party’s Confidential Information:

(a)	In the case of Fund, to each of its Affiliates, members, shareholders, directors, officers, partners, employees and agents (“Fund Representative”) who need to know such information for the purpose of carrying out its duties under, or receiving the benefits of or enforcing, this Agreement. Trust shall ensure compliance by Fund Representatives with Section 11.1.

(b)	In the case of ALPS, to Trust and each ALPS Associate, Fund Representative, investor, Trust or Management, bank or broker, Fund or Management counterparty or agent thereof, or payment infrastructure provider who needs to know such information for the purpose of carrying out ALPS’s duties under or enforcing this Agreement. ALPS shall ensure compliance by ALPS Associates with Section 11.1 but shall not be responsible for such compliance by any other Person.

(c)	As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that Party’s expense.

11.3.      Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal policies.

11.4.      The Trust and ALPS’s ultimate parent company is subject to U.S. federal and state securities Law and may make disclosures as it deems necessary to comply with such Law. ALPS shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of ALPS in connection with the Services.

11.5.      Upon the prior written consent of the Management or Trust, ALPS shall have the right to identify Trust or Management in connection with its marketing-related activities and in its marketing materials as a client of ALPS. Upon the prior written consent of ALPS, Trust or Management shall have the right to identify ALPS and to describe the Services and the material terms of this Agreement in the offering documents of Fund. This Agreement shall not prohibit ALPS from using any Trust/Fund or Management data (including Client Data) in tracking and reporting on ALPS’s clients generally or making public statements about such subjects as its business or industry; provided that neither Trust nor Management is named in such public statements without its prior written consent. If the Services include the distribution by ALPS of notices or statements to investors, ALPS may, upon advance notice to Trust, include reasonable notices describing those terms of this Agreement relating to ALPS and its liability and the limitations thereon; if investor notices are not sent by ALPS but rather by Trust or some other Person, Trust will reasonably cooperate with any request by ALPS to include such notices. Trust shall not, in any communications with any Person, whether oral or written, make any representations stating or implying that ALPS is (i) providing valuations with respect to the securities, products or services of Trust or Management, or verifying any valuations, (ii) verifying the existence of any assets in connection with the investments, products or services of Trust or Management, or (iii) acting as a fiduciary, investment advisor, tax preparer or advisor, custodian or bailee with respect to Trust, Management or any of their respective assets, investors or customers.

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Exhibit (h)(13)

12.	Notices

12.1.      Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier; (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.

If to ALPS:

ALPS Fund Services, Inc.
1290 Broadway, Suite 1000

Denver, CO 80203
Attention: General Counsel

E-mail: notices@sscinc.com

If to Trust:

ALPS Series Trust

1290 Broadway, Suite 1000

Denver, CO 80203

Attn: Secretary

Facsimile: (303) 623-7850

Telephone: (303) 623-2577

13.	Miscellaneous

13.1.      Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No ALPS Associate has authority to bind ALPS in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

13.2.      Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Trust, in whole or in part, whether directly or by operation of Law, without the prior written consent of ALPS. ALPS may assign or otherwise transfer this Agreement: (i) to a successor in the event of a change in control of ALPS, (ii) to an Affiliate or (iii) in connection with an assignment or other transfer of a material part of ALPS’s business. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void. If ALPS assigns or otherwise transfers this Agreement to a third-party other than an Affiliate without Trust consent, the Trust may terminate this Agreement by written notice to ALPS within 90 days of receiving notice of such assignment or transfer, subject to ALPS’ right within 30 calendar days of such notice to rescind such assignment or transfer.

13.3.      Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the State of New York. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim. Each Party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by Law all rights to a trial by jury.

13.4.      Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

13.5.      Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto. This Agreement sets out the entire liability of ALPS Associates related to the Services and the subject matter of this Agreement, and no ALPS Associate shall have any liability to Trust or any other Person for, and Trust hereby waives to the fullest extent permitted by applicable law recourse under, tort, misrepresentation or any other legal theory.

13.6.      Force Majeure. ALPS will not be responsible for any Losses of property in ALPS Associates’ possession or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events. ALPS shall use commercially reasonable efforts to minimize the effects on the Services of any such event.

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Exhibit (h)(13)

13.7.      Non-Exclusivity. The duties and obligations of ALPS hereunder shall not preclude ALPS from providing services of a comparable or different nature to any other Person. Trust understands that ALPS may have relationships with Data Suppliers and providers of technology, data or other services to Trust and ALPS may receive economic or other benefits in connection with the Services provided hereunder.

13.8.      No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between or among any of the Parties.

13.9.	[Reserved]

13.10.    No Warranties. Except as expressly listed herein, ALPS and each Data Supplier make no warranties, whether express, implied, contractual or statutory with respect to the Services or Market Data. ALPS disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

13.11.    Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

13.12.     Testimony. If ALPS is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of Fund in any Action to which Trust is a party or otherwise related to Trust, Trust shall reimburse ALPS for all costs and expenses, including the time of its professional staff at ALPS’s standard rates and the cost of legal representation, that ALPS reasonably incurs in connection therewith.

13.13.     Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to ALPS Associates, Trust Associates, and Data Suppliers.

13.14.    Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

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Exhibit (h)(13)

This Agreement has been entered into by the Parties as of the Effective Date.

ALPS FUND SERVICES, INC.		ALPS SERIES TRUST, on behalf of Brigade High Income Fund

By:	/s/ Kenneth Fullerton	By:	/s/ Lucas Foss
Name:	Kenneth Fullerton	Name:	Lucas Foss
Title:	Authorized Representative	Title:	President

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Exhibit (h)(13)

Schedule A-1

Services

General

1.	Any references to Law shall be construed to the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

2.	Trust acknowledges that ALPS’s ability to perform the Services is subject to the following dependencies (in addition to any others described in the Agreement):

●	Trust, Management and other Persons that are not employees or agents of ALPS whose cooperation is reasonably required for the ALPS to provide the applicable Services providing cooperation, information and, as applicable, instructions to ALPS promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

●	The communications systems operated by Trust, Management and other Persons that are not employees or agents of ALPS remaining fully operational.

●	The accuracy and completeness of any Client Data or other information provided to ALPS Associates in connection with the Services by any other Person.

●	Trust and Management informing ALPS on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

●	Any warranty, representation, covenant or undertaking expressly made by Trust under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

●	ALPS’s timely receipt of the then most current version of Trust Governing Documents and required implementation documentation, including authority certificate, profile questionnaire and accounting preferences, and ALPS Web Portal and other application User information.

Services to be Provided - ALPS

1.	The following Services will be performed by ALPS under this Agreement and, as applicable, are contingent on the performance by Fund of its duties and obligations otherwise contained in this Agreement.

Fund Administration

●	Prepare annual and semi-annual financial statements utilizing templates for standard layout and printing

●	Prepare Forms N-CEN, N-CSR, and 24f-2

●	File Forms N-CEN, 24f-2

●	Host annual audits

●	Prepare required reports for quarterly Board meetings

●	Monitor expense ratios

●	Maintain budget vs. actual expenses

●	Manage fund invoice approval and bill payment process

●	Assist with placement of Fidelity Bond and E&O insurance

Fund Accounting

●	Calculate monthly NAVs as required by the Trust and in conformance with generally accepted accounting principles ("GAAP"), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code

●	Transmit net asset values to the advisor, NASDAQ, Transfer Agent & other third parties

●	Reconcile cash & investment balances with the custodian

●	Provide data and reports to support preparation of financial statements and filings

●	Prepare required Fund Accounting records in accordance with the 1940 Act

●	Apply security valuations as directed and determined by the Fund consistent with the Fund’s pricing and valuation policies

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Exhibit (h)(13)

●	Participate, when requested, in Fair Value Committee meetings as a non-voting member

●	Calculate monthly SEC standardized total return performance figures

●	Coordinate reporting to outside agencies including Morningstar, etc.

●	Prepare and file Form N-PORT

Tax Administration

●	Calculate dividend and capital gain distribution rates

●	Prepare ROCSOP and required tax designations for Annual Report

●	Prepare and coordinate filing of income and excise tax returns

■	Audit firm to sign all returns as paid preparer

●	Calculate/monitor book-to-tax differences

●	Provide quarterly Subchapter M asset diversification compliance monitoring and reporting

●	Provide annual Subchapter M gross income test information

●	Provide tax re-allocation data for shareholder 1099 reporting

Legal Administration

●	Coordinate annual update to prospectus and statement of additional information

●	Coordinate standard layout and printing of prospectus

●	File Forms N-CSR and N-PX

●	Coordinate EDGARization and filing of SEC documents

●	Compile and distribute quarterly board meeting materials (electronically)

●	Attend quarterly board meetings telephonically and prepare first drafts of quarterly minutes

Compliance Administration

●	Perform daily prospectus & SAI, SEC investment restriction monitoring

●	Provide warning/Alert notification with supporting documentation

●	Provide quarterly compliance testing certification to Board of Trustees

Transfer Agency

●	Establish and maintain shareholder accounts

●	Process and record purchase and redemption orders

●	Process dividends and capital gain distributions

●	Perform NSCC trading and administrative services

●	Produce and mail confirmations and account statements

●	Process year-end shareholder tax reporting

●	Perform required AML and CIP services

●	Maintain and coordinate Blue Sky registration

Investor Services

●	Handle 800-line phone calls on recorded lines

●	Coordinate daily fulfillment process

●	Compile monthly reports on call statistics

Fund CCO Services

●	Provide qualified Fund CCO and supporting Compliance staff with a diverse product knowledge

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Exhibit (h)(13)

●	Create client Fund Compliance Program

●	Conduct service provider due diligence visits

●	Present quarterly & annual Compliance reports to Board of Trustees

○	Reportable Compliance issues, material changes in procedures, initiatives and events

●	Provide the board with Annual Risk Assessment

SS&C Client Portal

●	Document Management/Sharing

●	Initiate requests or provide feedback

●	Retrieval of current and up to 15 months of historical reports

●	Access to daily fund accounting data and static reports

●	Portfolio compliance alerting with drill-down capability

●	Portfolio data warehouse with reporting engine

●	Investor data warehouse with ad hoc query builder

●	Investor document image retrieval (i.e. correspondence, applications, checks)

●	Sales and advertising workflow that connects client, compliance analyst and FINRA through an entire review process

●	Selling agreement review

●	Trustee access that facilitates access to board materials and other relevant document

●	Printed material fulfillment requests (i.e. prospectuses, annual reports, applications)

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 Exhibit (h)(13)

Schedule A-2

Additional Terms Applicable to Services

Additional Terms Applicable to the Services - Generally

1.	The Trust acknowledges that ALPS may rely on and shall have no responsibility to validate the existence of assets reported by the Fund, its Management, the Fund’s custodian or other Fund service provider, other than ALPS’ completion of a reconciliation of the assets reported by the parties. The Trust acknowledges that it is the sole responsibility of the Fund to validate the existence of assets reported to ALPS. ALPS may rely, and has no duty to investigate the representations of the Fund, its Management, the Fund’s custodian or other Fund service provider.

2.	ALPS shall utilize one or more pricing services, as directed by the Trust/Fund. The Trust shall identify in writing to ALPS the pricing service(s) to be utilized on behalf of the Fund. For those securities where prices are not provided by the pricing service(s), the Fund shall approve the method for determining the fair value of such securities and shall determine or obtain the valuation of the securities in accordance with such method and shall deliver to ALPS the resulting price(s). In the event the Fund desires to provide a price that varies from the price provided by the pricing service(s), the Fund shall promptly notify and supply ALPS with the valuation of any such security on each valuation date. All pricing changes made by the Fund will be provided to ALPS in writing or e-mail and must specifically identify the securities to be changed by security identifier, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

Additional Terms Applicable to the Services – Modern Data Services

In addition to the terms and conditions of the Agreement, the below terms and conditions apply to the provision of the following Services (the listed Services known as “Modern Data Services”):

●	Liquidity Risk Management (“LRM”) support services

●	Preparation and Filing of Form N-PORT and Form N-CEN

1.	In connection with completion of the Modern Data Services, Market Data may be supplied to the Fund through an ALPS Associate(s) or directly by a Data Supplier (for the purposes of this appendix, Data Supplier shall include the Data Supplier’s third party suppliers). Any Market Data being provided to a Fund by ALPS or a Data Supplier is being supplied for the sole purpose of assisting the completion of the Modern Data Services. Accordingly, the Fund acknowledges that Market Data is proprietary to ALPS Associates and/or the Data Suppliers and is provided on a limited internal-use license basis. Market Data may not be disseminated by the Fund to any other affiliated or non-affiliated entity, used to populate internal systems or to create a historical database, or for any other purpose in lieu of Fund obtaining a data license from ALPS Associates or Data Supplier, as applicable. The Fund accepts responsibility for, and acknowledges it exercises its own independent judgment in, the selection of the Data Supplier(s) to provide the Market Data, its selection of the use or intended use of such, and any results obtained. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice to Fund.

2.	The Trust acknowledges that (i) the Market Data is intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning characteristics of certain securities; and (ii) the Data Supplier and/or ALPS Associate(s), as applicable, holds all title, license, copyright or similar intellectual property rights in the Market Data.

3.	No ALPS Associate or Data Supplier will have any liability for errors, omissions or malfunctions in the Market Data, except that ALPS will endeavor, upon receipt of notice from the Trust/Fund, to correct a malfunction, error, or omission in the Market Data utilized in the Modern Data Services that is identified by Fund.

4.	Notwithstanding anything in this Agreement to the contrary, no ALPS Associate nor Data Supplier shall be liable to Trust or any other Person for any Losses related, directly or indirectly, to the Market Data, the provision of (or failure to provide) the Market Data, and/or the reliance by an ALPS Associate(s), Fund or any other Person on such Market Data. Further, the Trust shall indemnify all ALPS Associates and applicable Data Suppliers against, and hold such ALPS Associates and Data Suppliers harmless from, any and all Losses (including legal fees and costs to enforce this provision), that any ALPS Associate(s) or Data Provider suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties arising out of or related to the Market Data or any data, information, service, report, analysis or publication derived therefrom.

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Exhibit (h)(13)

5.	Notwithstanding anything in this Agreement to the contrary, as it relates to the provision of the Modern Data Services, no ALPS Associate nor Data Supplier shall be liable for (i) any special, indirect or consequential damages (even if advised of the possibility of such) (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefor..

6.	THE TRUST ACCEPTS THE MARKET DATA AS IS AND NO ALPS ASSOCIATE OR ANY DATA SUPPLIER MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS OR ANY OTHER MATTER RELATED TO THE MARKET DATA.

ALPS CCO Services and Terms

1.	Within this Section, the following definitions will apply:

(i)	“Federal Securities Laws” shall mean the definition as put forth in Rule 38a-1, specifically the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any SEC rules adopted under any of the foregoing laws, the Bank Secrecy Act as it applies to registered investment companies, and any rules adopted thereunder by the SEC or the Department of Treasury.

(ii)	“Material Compliance Matter” shall mean “any compliance matter about which the Fund’s board would reasonably need to know to oversee fund compliance,” which involves any of the following (without limitation): (i) a violation of Federal Securities Laws by the Fund or its service providers (or officers, directors, employees or agents thereof) (ii) a violation of the Compliance Program of the Fund, or the written compliance policies and procedures of its service providers; or (iii) a weakness in the design or implementation of the Compliance Program policies and procedures of the Fund, or the written compliance policies and procedures of the service providers to the Fund.

(iii)	“Rule 38a-1” shall mean Rule 38a-1 under the 1940 Act

2.	All Services described in this Section (the “CCO Services”) are optional and only apply upon the request of Fund that ALPS provide such CCO Services and the written acceptance of such request by ALPS. ALPS requires 120 days’ notice prior to commencement of provision of such CCO Services, which time period may be reduced upon mutual agreement. The Board of Trustees of the Fund may terminate the provision of CCO Services on 120 days written notice to ALPS. All CCO Services fees described in Fee Letter will continue until the later of 120 days from the receipt of such termination notice or the date that the ALPS employee no longer serves as the Fund’s Chief Compliance Officer.

3.	ALPS shall designate, subject to the approval of the Fund’s Board of Trustees, one of its own employees to serve as Chief Compliance Officer of the Fund within the meaning of Rule 38a-1 (such individual, the “CCO”). The CCO shall render to the Fund such advice and services as are required to be performed by a CCO under Rule 38a-1 and as are set forth as follows:

(i)	Review of Compliance Program. The CCO shall, with the assistance of the Fund, review and revise, where necessary, the written compliance policies and procedures (the “Compliance Program”) of the Fund, which shall address compliance with, and be reasonably designed to prevent violation of, “Federal Securities Laws.” In addition to provisions of Federal Securities Laws that apply to the Fund, the Compliance Program will be revised, where necessary, to address compliance with, and ensure that it is reasonably designed to prevent violation of, the Fund’s charter and by-laws and all exemptive orders, no-action letters and other regulatory relief received by the Fund from the Securities and Exchange Commission (the “SEC”) and Financial Industry Regulatory Association, Inc. (the “FINRA”) (all such items collectively, “Regulatory Relief”); provided, however, that the Compliance Program shall address only that Regulatory Relief afforded the Service Providers or the Fund or relevant to compliance by the Service Providers or the Fund, and shall not address the terms by which other parties may receive the benefits of any Regulatory Relief.

(ii)	Administration of Compliance Program. The CCO shall administer and enforce the Fund’s Compliance Program. The CCO shall consult with the Board of Trustees and the Fund’s officers as necessary to amend, update and revise the Compliance Program as necessary, but no less frequently than annually (if required).

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Exhibit (h)(13)

(iii)	Oversight of Service Providers. The CCO is responsible for overseeing, on behalf of the Fund, adherence to the written compliance policies and procedures of the Fund’s service providers, including the Fund, its investment adviser (and sub-adviser, if applicable), the distributor, the administrator, and the transfer agent (the “Service Providers”). In furtherance of this duty:

(a)	The CCO shall obtain and review the written compliance policies and procedures of the Service Providers or summaries of such policies that have been drafted by someone familiar with them.

(b)	The CCO shall monitor the Service Providers’ compliance with their own written compliance policies and procedures, Federal Securities Laws and the Fund’s Indenture and Regulatory Relief. In so doing, the CCO shall interact with representatives of the Service Providers as appropriate.

(c)	The CCO shall attempt to obtain the following representations from each Service Provider and, if it fails to obtain such representations, shall report this fact to the Fund:

a.	In connection with the documentation of its written policies and procedures governing the provision of its services to the relevant Fund, the Service Provider has prepared and delivered to the Fund a summary of core services that it provides to the Fund or, if no such summary is available, that it has delivered to the Fund copies of the relevant policies and procedures.

b.	The Service Provider will provide to the Fund and the CCO any revisions to its written compliance policies and procedures on at least an annual basis, or more frequently in the event of a material revision.

c.	The Service Provider’s written compliance policies and procedures have been reasonably designed to prevent, detect and correct violations of the applicable Federal Securities Laws and critical functions related to the services performed by Service Provider pursuant to the applicable agreement between the Service Provider and the Fund.

d.	The Service Provider has established monitoring procedures, and shall review, no less frequently than annually, the adequacy and effectiveness of its written compliance policies and procedures to check that they are reasonably designed to prevent, detect and correct violations of those applicable Federal Securities Laws and critical functions related to the services performed by the Service Provider pursuant to the applicable agreement between the Service Provider and the Fund.

(iv)	Annual Review. Rule 38a-1 requires that, at least annually, the Fund review its Compliance Program and that of its Service Providers and the effectiveness of their respective implementations (the “Annual Review”). The CCO shall perform the Annual Review for the Fund. The first Annual Review shall be completed no later than the regularly scheduled Board meeting following one year after the commencement of the CCO Services.

(v)	Attendance of Board Meetings; Reports to the Fund’s Board; Escalation

(a)	The CCO shall attend each regular meeting of the Board each year. The CCO shall also attend each special meeting of the Board for which CCO attendance would be expected based on the agenda of such meeting, and each other special meeting to the extent the CCO can reasonably make arrangements to attend.

(b)	The CCO shall make regular reports to the Board of Trustees of the Fund regarding its administration and enforcement of the Compliance Program. These regular reports shall address compliance by the Fund and the Service Providers and such other matters as the Board of Trustees of the Fund may reasonably request.

(c)	In addition, at least annually, the CCO shall submit a written report to the Board of Trustees of the Fund addressing the following issues:

a.	the operation of the Compliance Program, and the written compliance policies and procedures of the Service Providers;

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Exhibit (h)(13)

b.	any material changes made to the Compliance Program since the date of the last report;

c.	any material changes to the Compliance Program recommended as a result of the Annual Review; and

d.	each “Material Compliance Matter” that occurred since the date of the last report.

(d)	This written report shall be based on the Annual Review. The first written report shall be presented to the Board of Trustees of the Fund no later than 90 days after the date of the first Annual Review.

(e)	The CCO shall report any Material Compliance Matters to the Board of Trustees at least quarterly.

(vi)	Recordkeeping. The CCO expects to rely on the Fund or its Service Providers, as applicable, to maintain and preserve records. The CCO will determine that the Service Provider has policies and procedures that are reasonably designed to ensure that the Fund records will be maintained in accordance with the Fund’s recordkeeping policy and applicable law, including provisions requiring that any material violation of the Fund’s recordkeeping policy and/or applicable law by the service provider be promptly reported to the CCO.

(vii)	Meeting with Regulators. The CCO shall meet with, and reply to inquiries from, the SEC, the Fund and other legal and regulatory authorities with responsibility for administering Federal Securities Laws as necessary or as reasonably requested by Fund or the Board.

4.	The parties agree that only employees of ALPS and its Affiliates shall act as CCO or otherwise perform services to the Fund under this Agreement unless otherwise agreed to by the Fund. Notwithstanding his/her other duties for ALPS or any other investment company, the CCO shall perform the Services in a professional manner and shall devote appropriate time, energies and skill to the Services. Fund acknowledges that other employees of ALPS and its Affiliates will assist the CCO in the performance of his/her duties hereunder.

5.	For clarity, the Fund shall reimburse, or shall cause the Fund to reimburse, ALPS for all reasonable expenses (including travel expenses for attendance at in-person board meetings) and other out-of-pocket disbursements incurred by ALPS in connection with the performance of ALPS’ or the CCO’s duties hereunder.

6.	Fund shall cooperate in good faith with ALPS and the CCO in order to assist in the performance of the Services. In furtherance of this agreement to cooperate, Fund shall make those of its and its Affiliates’ and Service Providers’, officers, employees, outside counsel and others as may be reasonable related to the Services available for consultation with ALPS and the CCO, in each case as ALPS or the CCO may reasonably request. Fund shall provide ALPS and the CCO with the names of appropriate contact people at the Service Providers and shall otherwise assist ALPS and the CCO in obtaining the cooperation of the Service Providers. Fund shall provide ALPS and the CCO with such books and records regarding the Fund as ALPS and the CCO may reasonably request.

ALPS Transfer Agency Services and Terms

1.	NSCC Services: SS&C ALPS Transfer Agency will provide NSCC trading and administrative Services to the Fund. The Transfer Agency will work with the Distributor to establish membership with the DTCC as well as the NSCC settlement bank. ALPS will establish Intermediaries on the TA system and facilitate trading via the NSCC through the DTCC.

2.	Consolidated NSCC Membership ID: SS&C ALPS will utilize the consolidated ALPS Distributors Inc. ALPS Funds Services NSCC Membership ID, otherwise known as an NSCC participant number. This will allow SS&C ALPS to provide the Fund with an approximate 50% decrease to the DTCC monthly membership costs for services they provide. The base membership services include: Fund/Serv, Networking, CommServ, MFPS I and II, and OmniServ. With making this change, SS&C ALPS will in turn utilize a consolidated NSCC bank settlement account, which will provide the Fund with an additional discount to settlement bank account costs. Please note, the Fund’s monthly DTCC - Depository Trust Clearing Corporation and BOKF - Bank of Oklahoma Financial (the “Depository Institution”) settlement account fees will consist of a pro rata application of the consolidated NSCC fees and an administrative fee for SS&C ALPS’ role in administering the consolidated DTCC membership, consolidated bank account, and related services. These will not be considered straight out of pocket costs due to the SS&C ALPS administrative component.

3.	Client Account Fees – BOKF Demand Deposit Account (DDA): Depository Trust Clearing Corporation (“DTCC”) purchase settlements paid into the NSCC bank settlement account are further transferred to the transfer agency demand deposit account (the “Operating Account”) at BOKF. These purchase settlements recorded in the name of the Trust as beneficial owner, on behalf of each applicable series of the Trust which ALPS has authority to make deposits and withdrawals, are moved to custody accounts the business day after settlement from the DTCC. Each month, from any earnings credits/interest attributable to amounts held in Trust/Fund Operating Accounts (the “Credits”), SS&C ALPS retains for certain administrative services related to the Operating Accounts, twenty five percent (25%) of the gross Credit (the “Administration Fee”) and shall apply the remaining portion of the Credit against Depository Institution fees. If Credit further remains, that Credit shall apply to fees for services under the Agreement.

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Exhibit (h)(13)

Miscellaneous

1.	Notwithstanding anything to the contrary in this Agreement, ALPS:

●	Does not maintain custody of any cash or securities.

●	Does not have the ability to authorize transactions.

●	Does not have the authority to enter into contracts on behalf of Fund.

●	Is not responsible for determining the valuation of Fund’s assets and liabilities.

●	Is not Fund’s tax or legal advisor and does not provide any tax or legal advice.

●	Is not obligated to perform any additional or materially different services due to changes in law or audit guidance.

2.	If ALPS allows Fund, Management, investors or their respective agents and representatives (“Users”) to (i) receive information and reports from ALPS and/or (ii) issue instructions to ALPS via web portals or other similar electronic mechanisms hosted or maintained by ALPS or its agents (“Web Portals”):

●	Access to and use of Web Portals by Users shall be subject to the proper use by Users of usernames, passwords and other credentials issued by ALPS (“User Credentials”) and to the additional terms of use that are noticed to Users on such Web Portals. Fund shall be solely responsible for the results of any unauthorized use, misuse or loss of User Credentials by their authorized Users and for compliance by such Users with the terms of use noticed to Users with respect to Web Portals, and shall notify ALPS promptly upon discovering any such unauthorized use, misuse or loss of User Credentials or breach by Fund or Management or their authorized Users of such terms of use. Any change in the status or authority of an authorized User communicated by Fund shall not be effective until ALPS has confirmed receipt and execution of such change.

●	ALPS grants to the Fund a limited, non-exclusive, non-transferable, non-sublicenseable right during the term of this Agreement to access Web Portals solely for the purpose of accessing Client Data and, if applicable, issue instructions. Fund will ensure that any use of access to any Web Portal is in accordance with ALPS’s terms of use, as noticed to the Users from time to time. This license does not include: (i) any right to access any data other than Client Data; or (ii) any license to any software.

●	Fund will not (A) permit any third party to access or use the Web Portals through any time-sharing service, service bureau, network, consortium, or other means; (B) rent, lease, sell, sublicense, assign, or otherwise transfer its rights under the limited license granted above to any third party, whether by operation of law or otherwise; (C) decompile, disassemble, reverse engineer, or attempt to reconstruct or discover any source code or underlying ideas or algorithms associated with the Web Portals by any means; (D) attempt to modify or alter the Web Portal in any manner; or (E) create derivative works based on the web portal. Fund will not remove (or allow to be removed) any proprietary rights notices or disclaimers from the Web Portal or any reports derived therefrom.

●	ALPS reserves all rights in ALPS systems and in the software that are not expressly granted to Fund hereunder.

●	ALPS may discontinue or suspend the availability of any Web Portals at any time without prior notice; ALPS will endeavor to notify Fund as soon as reasonably practicable of such action.

3.	Notwithstanding anything in this Agreement to the contrary, Fund has ultimate authority over and responsibility for its tax matters and financial statement tax disclosures. All memoranda, schedules, tax forms and other work product produced by ALPS are the responsibility of Fund and are subject to review and approval by Fund and Fund’s auditors, or tax preparers, as applicable and ALPS bears no responsibility for reliance on tax calculations and memoranda prepared by ALPS.

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Exhibit (h)(13)

4.	ALPS shall provide reasonable assistance to responding to due diligence and analogous requests for information from investors and prospective investors (or others representing them); provided, that ALPS may elect to provide these services only upon Fund agreement in writing to separate fees in the event responding to such requests becomes, in ALPS’s sole discretion, excessive.

5.	Reports and information shall be deemed provided to Fund if they are made available to Fund online through ALPS’s Web Portal.

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Exhibit (h)(13)

APPENDIX A

List of Funds

Fund Name	Class	Ticker
Brigade High Income Fund	Founders Institutional	BHIMX BHIIX

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